NORTH CAROLINA
JACKSON COUNTY
     THIS MANUFACTURING CONTRACT, made and entered into this 17th day of September, 1998, by and between GEAC, INC., a Texas based corporation, PARTY OF THE FIRST PART, and NEW BEGINNINGS MANUFACTURING, PARTY OF THE
SECOND PART:
                            WITNESSED:
     WHEREAS, GEAC, INC. owns the license to use Patent No. 55290 which is protected from infringement and is Perfect Plane & Alignment Trainer known as the WONDERSTICK.
     WHEREAS, New Beginnings Manufacturing desires to manufacture the WonderStick for GEAC, Inc., and
     NOW, THEREFORE, PARTY OF THE FIRST PART does hereby contract with PARTY OF THE SECOND PART the right to sew the shoulder strap and 1.25 inch tab together, and assembly of all parts necessary to complete, pack, finish, and ready to ship the WONDERSTICK, upon the following terms and conditions:
     1. Materials and Supplies: PARTY OF THE FIRST PART shall supply all materials necessary to complete the sew, assemble and pack the WONDERSTICK, inclusive of all sewing supplies, labor and equipment.
     2. Payment: PARTY OF THE FIRST PART shall pay to PARTY OF THE SECOND PART all material costs to produce 20,000 WONDERSTICKS (this price may be reduced on larger orders and final pricing may fluctuate due to cost of raw materials changing) payment of $3.67 per WONDERSTICK. Labor is paid weekly at a rate of $1.50 per WonderStick at a minimum of 2,000 WONDERSTICKS per week (or what the market demands out of production).
          PARTY OF THE FIRST PART shall grant exclusive manufacturing and finishing rights to PARTY OF THE SECOND PART, PARTY OF THE SECOND PART, shall at all times, search and secure quality products and pricing of items for PARTY OF THE FIRST PART.
          (1) This pricing is not inclusive of the display boxes or the stands.
          (2) This is not inclusive of shipping boxes (brown type plain) and tape.
        (3) This is not inclusive of the 1-800 phone line operations (i.e. operator(s)). This pricing shall be included in the final as PARTY OF THE SECOND PART obtains the information, and will produce them in writing.
     3. Production: PARTY OF THE SECOND PART shall have two to three working weeks to reach the production schedule of the WONDERSTICK, providing PARTY OF THE FIRST PART has delivered all necessary funding to PART OF THE SECOND PART with which to procure materials for the manufacture for all the parts and pieces of the WONDERSTICK. Lead times for securing products is usually 4-6 weeks this added to the above is a total of 6-9 weeks. The minimum production schedule shall be 2,000 WONDERSTICKS per week for a total of 20,000 WONDERSTICKS.
     4.   Quality Control: In the event any WONDERSTICK does not meet PARTY
OF THE FIRST PARTS standards (Attachment "C") which can be modified), then PARTY OF THE SECOND PART shall repair or replace such WONDERSTICKS at its own expense. Consumer rejects will only be accepted if they are within the advertised warranty period of thirty (30) days after delivery.
     5.   Modifications: Any modifications shall be in writing.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals, in duplicate originals, this the day and year first above written.

                                       /s/ Michael S. Mullis
                                   Michael S. Mullis
                                   Owner, New Beginnings Manufacturing

                                       /s/ Bryan Efimov
                                   Brian Efimov
                                   President & CEO, GEAC